Exhibit 21.1

Significant Subsidiaries of Dynegy Inc.

As of December 31, 2003

Subsidiary	State or Country of Incorporation

1. Dynegy Holdings Inc.	Delaware
2. Illinova Corporation	Illinois
3. Illinois Power Company	Illinois
4. Dynegy Northeast Generation, Inc.	Delaware
5. Dynegy Midwest Generation, Inc.	Illinois
6. Dynegy Catlin Member	Delaware
7. DMT Supply, LP	Delaware
8. Dynegy Global Energy, Inc.	Delaware
9. Dynegy UK Limited	United Kingdom
10. DPC II, Inc.	Delaware
11. Dynegy Midstream Services, Limited Partnership	Delaware
12. Versado Gas Processors, L.L.C.	Delaware